Exhibit 10.1

FORM OF

SEPARATION AGREEMENT

by and between

SELECT MEDICAL CORPORATION

and

CONCENTRA GROUP HOLDINGS PARENT, INC.

Dated as of [●], 2024

Table of Contents

-i-

Table of Contents

(continued)

-ii-

Schedule I - Concentra Equity Interests

Schedule II - Shared Contracts

Schedule III – Intercompany Agreements and Intercompany Accounts

Schedule IV - Concentra-Managed Actions

Schedule V - Select-Managed Actions

-iii-

SEPARATION AGREEMENT, dated as of [●], 2024, by and between SELECT MEDICAL CORPORATION, a Delaware corporation (“Select”), and CONCENTRA GROUP HOLDINGS PARENT, INC., a Delaware corporation (“Concentra”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in ARTICLE I hereof.

R E C I T A L S

WHEREAS Select, acting through itself and its direct and indirect Subsidiaries, currently conducts the Select Business and the Concentra Business;

WHEREAS the board of directors of Select has determined to separate Select into two independent, publicly traded companies: (a) Select, which following the Separation will own and conduct, directly and indirectly, the Select Business, and (b) Concentra, which following the Separation will own and conduct, directly and indirectly, the Concentra Business;

WHEREAS the board of directors of Select has determined in connection with the Separation, on the terms contemplated hereby, to cause Concentra to offer and sell in the Initial Public Offering a limited number of shares of Concentra Common Stock;

WHEREAS after the Initial Public Offering, Select intends to distribute its remaining Concentra stock to Select Medical Holdings Corporation, Delaware corporation (“SEM”) and then SEM will further distribute the stock received from Select pro rata to the public stockholders of SEM (the “Distribution”);

WHEREAS Select and Concentra intend that the Distribution and certain transactions constituting the Other Disposition each qualify for the Intended Tax Treatment; and

WHEREAS it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Initial Public Offering and certain other agreements that will govern certain matters relating to the Separation, the Initial Public Offering and the Distribution, as applicable, and the relationship of Select, Concentra and their respective Subsidiaries following the Separation.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, charge, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any Federal, state, local, foreign or international arbitration or mediation tribunal.

“Actual Payor” has the meaning set forth in SECTION 11.08(b).

“Adversarial Action” means (a) an Action by a member of the Select Group, on the one hand, against a member of the Concentra Group, on the other hand, or (b) an Action by a member of the Concentra Group, on the one hand, against a member of the Select Group, on the other hand.

“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise; provided, however, that (a) Concentra and the other members of the Concentra Group shall not be considered Affiliates of Select or any of the other members of the Select Group and (b) Select and the other members of the Select Group shall not be considered Affiliates of Concentra or any of the other members of the Concentra Group.

“Agreement” means this Separation Agreement, including the Schedules hereto.

“Ancillary Agreements” means the TSA, the TXMA and the EMA or other agreements executed by a member of the Select Group, on the one hand, and a member of the Concentra Group, on the other hand, in connection with the implementation of the transactions contemplated by this Agreement.

“Assets” means all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a) all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic recording or any other form;

(b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, including hardware systems, circuits and other computer and telecommunication assets and equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including buildings, land, structures, improvements, parking lots and fixtures thereon, and all easements and rights-of-way appurtenant thereto, and all leasehold interests, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; all other investments in securities of any Subsidiary or any other Person; and all rights as a partner, joint venturer or participant;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments and all rights arising thereunder;

(g) all deposits, letters of credit, performance bonds and other surety bonds;

(h) all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current);

(i) all claims or rights against any Person arising from the ownership of any other Asset, all rights in connection with any bids or offers, all Actions, judgments or similar rights, all rights under express or implied warranties, all rights of recovery and all rights of setoff of any kind and demands of any nature, in each case whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;

(j) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(k) all Permits and all pending applications therefor;

(l) Cash, bank accounts, lock boxes and other deposit arrangements;

(m) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and

(n) all goodwill as a going concern and other intangible properties.

“Business Day” means any day, other than a Saturday or a Sunday or a day on which banking institutions are authorized or required by Law to be closed in New York.

“Cash” means cash, cash equivalents, bank deposits and marketable securities, whether denominated in United States dollars or otherwise.

“Cash Management Arrangements” shall mean all cash management arrangements pursuant to which any member of the Select Group automatically or manually sweep cash from, or automatically or manually transfer cash to, accounts of any member of the Concentra Group.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Insurance Policies” means the Concentra Commercial Insurance Policies and the Select Commercial Insurance Policies.

“Commercial Insurer” means the insuring entity issuing and/or subscribing to one or more Commercial Insurance Policies.

“Commission” means the U.S. Securities and Exchange Commission.

“Concentra” has the meaning set forth in the preamble.

“Concentra Actions” has the meaning set forth in SECTION 6.12(a).

“Concentra Auditors” has the meaning set forth in SECTION 7.04(j).

“Concentra Business” means the business and operations constituting the Concentra segment (as described in the Annual Report on Form 10-K of Select Medical Holdings Corporation filed with the Commission on February 22, 2024).

“Concentra Business Balance Sheet” means the combined balance sheet of the Concentra Business, including the notes thereto, as of the most recent fiscal period for which financial statements are included in the IPO Registration Statement (or, as of such date that is otherwise agreed in writing by Select and Concentra).

“Concentra Commercial Insurance Policies” means all insurance policies of Concentra and the other members of the Concentra Group.

“Concentra Common Stock” means the common stock, $0.01 par value per share, of Concentra.

“Concentra Credit Support Instruments” has the meaning set forth in SECTION 3.02(a).

“Concentra Financing Arrangements” means the debt financing arrangements to be entered into and consummated by members of the Concentra Group at or prior to the Separation.

“Concentra Group” means (a) Concentra, (b) each Person that will be a Subsidiary of Concentra immediately after the Separation, including the entities set forth on Schedule I under the caption “Subsidiaries” and (c) each Person that becomes a Subsidiary of Concentra after the Separation Date, including in each case any Person that is merged or consolidated with or into Concentra or any Subsidiary of Concentra.

“Concentra Group Entities” means the entities, the equity, partnership, membership, joint venture or similar interests of which are set forth on Schedule I under the caption “Joint Ventures and Minority Investments”.

“Concentra Indemnitees” has the meaning set forth in SECTION 6.03.

“Concentra Portion” has the meaning set forth in SECTION 2.04.

“Concentra Voting Stock” means all classes of the then outstanding capital stock of Concentra entitled to vote generally with respect to the election of directors.

“Consents” means any consents, waivers or approvals from, or notification or filing requirements to, any Person other than a member of either Group.

“Credit Support Instruments” has the meaning set forth in SECTION 3.01(a).

“D&O Indemnification Liabilities” means all Liabilities of any member of the Select Group or the Concentra Group in respect of obligations to indemnify or advance expenses to any Persons who at any time prior to the Separation have been directors or officers of any such member (in each case, in their capacities as such) for any Liabilities arising out of alleged wrongful acts or occurrences before the Separation, in each case under (x) the certificate of incorporation, bylaws or similar organizational documents of the applicable member in effect on the date on which the act or occurrence giving rise to such obligation occurred or (y) any contract in effect prior to the Separation.

“D&O Insurance Policies” has the meaning set forth in SECTION 8.03(a).

“Dispute” has the meaning set forth in SECTION 11.02(b).

“Distribution” has the meaning set forth in the Recitals to this Agreement.

“Distribution Date” means the date of the Distribution or if no Distribution has occurred, the date that Select ceases to control (as defined in the definition of “Affiliate” herein) Concentra.

“EMA” means the Employee Matters Agreement dated as of the date of this Agreement by and between Select and Concentra.

“Exchange” means the New York Stock Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in SECTION 7.04(d).

“First Post-Distribution Report” has the meaning set forth in SECTION 11.08.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any Consents to be obtained from, any Governmental Authority.

“Governmental Authority” means any Federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Group” means either the Select Group or the Concentra Group, as the context requires.

“Indemnifying Party” has the meaning set forth in SECTION 6.04(a).

“Indemnitee” has the meaning set forth in SECTION 6.04(a).

“Indemnity Payment” has the meaning set forth in SECTION 6.04(a).

“Information” means information, whether or not patentable, copyrightable or protectable as a trade secret, in written, oral, electronic or other tangible or intangible forms, stored in any medium now known or yet to be created, including studies, reports, records, books, contracts, instruments, Software, Know-How (but without regard to any confidential or proprietary limitation), Data, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product) and other technical, financial, employee or business information or data, documents, correspondence, materials and files.

“Initial Public Offering” means the consummation of the public offering of common stock by Concentra resulting in public stockholders owning up to 19.9% of the outstanding common stock of Concentra.

“Insurance Proceeds” means those monies:

(a) received by an insured (or its successor-in-interest) from a Commercial Insurer;

(b) paid by a Commercial Insurer on behalf of an insured (or its successor-in-interest); or

(c) received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments paid by any member of the Select Group or the Concentra Group (including retroactive or retrospectively rated premium adjustments), net of any costs or expenses incurred in the collection thereof and net of any Taxes resulting from the receipt thereof; provided, however, that to the extent any such monies are reimbursed (through retentions, deductibles or otherwise) to the applicable Commercial Insurer or any other member of the Select Group or the Concentra Group (or their captive insurance companies), such monies shall not constitute Insurance Proceeds.

“Intended Tax Treatment” has the meaning set forth in the TXMA.

“IPO Registration Statement” means the registration statement on Form S-1 filed under the Securities Act (No. [●]-[●]) pursuant to which the offering of Concentra Common Stock to be sold by Concentra in the Initial Public Offering will be registered, as amended from time to time.

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, directive, requirement or other governmental restriction or any similar binding and enforceable form of decision of, or determination by, or agreement with, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include attorneys’ and consultants’ fees, the costs and expenses of all assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence (including costs and expenses incurred in investigating, preparing for or defending against any Actions or threatened or contemplated Actions).

“Mediation Notice” has the meaning set forth in SECTION 11.02(c).

“Mediation Period” has the meaning set forth in SECTION 11.02(c).

“Mediation Rules” has the meaning set forth in SECTION 11.02(c).

“Negotiation Notice” has the meaning set forth in SECTION 11.02(b).

“Other Disposition” has the meaning set forth in the Recitals to this Agreement.

“Party” means either party hereto, and “Parties” means both parties hereto.

“Permit” means any approval, concession, grant, franchise, license, permit, certificate, exemption, registration, waiver or other authorization granted or issued by any Governmental Authority, including those required to conduct a clinical investigation, study or trial on one or more human subjects under applicable Law.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

“Prospectus” means the prospectus or prospectuses included in any of the Registration Statements, as amended or supplemented by any prospectus supplement and by all other amendments and supplements to any such prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Registration Statements” means the IPO Registration Statement and any registration statement in connection with the Distribution or Other Disposition, including in each case the Prospectus related thereto, amendments and supplements to any such Registration Statement or Prospectus, including post-effective amendments, all exhibits thereto and all materials incorporated by reference in any such Registration Statement or Prospectus.

“Regulations” has the meaning set forth in the TXMA.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, dumping, deposit, disposal, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representation Letters” has the meaning set forth in the TXMA.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Select” has the meaning set forth in the preamble.

“Select Actions” has the meaning set forth in SECTION 6.12(b).

“Select Business” means the business and operations conducted by Select and its Subsidiaries other than the Concentra Business.

“Select Commercial Insurance Policies” means all insurance policies of Select and the other members of the Select Group.

“Select Common Stock” means the common stock, $0.01 par value per share, of Select.

“Select Disclosure Sections” means all material set forth in, or incorporated by reference into, the IPO Registration Statement to the extent relating exclusively to (a) the Select Group, (b) the Select Business, (c) Select’s intentions with respect to any Distribution or (d) the terms of the Distribution, including the form, structure and terms of any transaction(s) or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution.

“Select Group” means SEM. Select and each of their Subsidiaries, but excluding any member of the Select Group and the Select Group Entities.

“Select Indemnitees” has the meaning set forth in SECTION 6.02.

“Select Portion” has the meaning set forth in SECTION 2.04.

“Select Tax Opinions” has the meaning set forth in the TXMA.

“Separation” means the consummation of the Initial Public Offering and the effectiveness of this Agreement and the Ancillary Agreements.

“Separation Date” means the date of this Agreement.

“Shared Contract” means any contract or agreement of any member of either Group that relates in any material respect to both the Select Business and the Concentra Business, including the contracts and agreements set forth on Schedule II-A, but excluding the contracts and agreements set forth on Schedule II-B; provided that the Parties may, by mutual written consent, elect to include in, or exclude from, this definition any contract or agreement.

“Software” means any and all (a) computer programs and applications, including software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) all documentation, including user manuals and other training documentation relating to any of the foregoing.

“Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Taxes” has the meaning set forth in the TXMA.

“Third-Party Claim” means any assertion by a Person (including any Governmental Authority) who is not a member of the Select Group or the Concentra Group of any claim, or the commencement by any such Person of any Action, against any member of the Select Group or the Concentra Group.

“Third-Party Proceeds” has the meaning set forth in SECTION 6.04(a).

“Transaction Expenses” means all reasonable out-of-pocket fees, costs and expenses incurred by any member of the Select Group or the Concentra Group in connection with the Separation, the Initial Public Offering or any of the other transactions contemplated by this Agreement or the Ancillary Agreements (other than the Distribution and the Other Disposition); provided, that Transaction Expenses shall not include (i) any Taxes covered by the TXMA or (ii) any amounts required to be paid between a member of the Select Group, on the one hand, and a member of the Concentra Group, on the other hand, pursuant to the terms of an Ancillary Agreement.

“Transaction Ruling” has the meaning set forth in the TXMA.

“TMA Records” has the meaning set forth in the TXMA.

“TSA” means the Transition Services Agreement dated as of the date of this Agreement by and between Select and Concentra.

“TXMA” means the Tax Matters Agreement dated as of the date of this Agreement by and between Select Medical Holdings Corporation and Concentra.

“Underwriters” means the managing underwriters for the Initial Public Offering.

“Underwriting Agreement” means the Underwriting Agreement to be entered into by and among Concentra and the Underwriters in connection with the offering of Concentra Common Stock by Concentra in the Initial Public Offering.

ARTICLE II

The Separation

SECTION 2.01. Transfer of Assets and Assumption of Liabilities.

In the event that it is discovered any time after the Separation Date that there was (i) a transfer or conveyance by Concentra (or a member of the Concentra Group) to, or the acceptance or assumption by, Select (or a member of the Select Group) of any Asset or Liability that should not have been transferred or conveyed to Select, as the case may be, or (ii) a transfer or conveyance by Select (or a member of the Select Group) to, or the acceptance or assumption by, Concentra (or a member of the Concentra Group) of any Asset or Liability, as the case may be, that should not have been transferred or conveyed to Concentra, the Parties shall use reasonable best efforts to promptly transfer or convey such Asset or Liability back to the transferring or conveying Party or to rescind any acceptance or assumption of such Asset or Liability, as the case may be. The Party to whom the applicable Asset is to be transferred or conveyed or by whom the applicable Liability is to be accepted or assumed shall reimburse the other Party for any costs directly related to retaining or maintaining such Asset, or managing or defending such Liability, promptly after receiving a request therefor. Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this SECTION 2.01 shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable Law.

SECTION 2.02. Certain Matters Governed Exclusively by Ancillary Agreements.

Each of Select and Concentra agrees on behalf of itself and the members of its Group that, except as explicitly provided in this Agreement or any Ancillary Agreement, (a) the TXMA shall exclusively govern all matters relating to Taxes between such parties (except to the extent that Tax matters are expressly addressed in any other Ancillary Agreement), (b) the EMA shall exclusively govern all matters related to employees and employee benefits between such parties, including matters related to workers’ compensation benefits and (c) the TSA shall exclusively govern all matters relating to the provision of certain services identified therein to be provided by each Party to the other on a transitional basis following the Separation Date. For the avoidance of doubt, during the term of any specific Service (as defined in the TSA) under the TSA, in the event of any inconsistency between the TSA and this Agreement, the terms of the TSA shall govern.

SECTION 2.03. Termination of Intercompany Agreements and Intercompany Accounts.

(a) Except as set forth in SECTION 2.03(c), in furtherance of the releases and other provisions of SECTION 6.01, effective as of the consummation of the Separation on the Separation Date, Concentra and each other member of the Concentra Group, on the one hand, and Select and each other member of the Select Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments and understandings, oral or written, between such parties (“Intercompany Agreements”), including all intercompany accounts payable or accounts receivable between such parties (“Intercompany Accounts”), and in effect or accrued as of such time. No such terminated Intercompany Agreement or Intercompany Account (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Separation Date. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement.

(b) In connection with the termination of Intercompany Accounts described in SECTION 2.03(a), each of Select and Concentra shall cause each Intercompany Account between a member of the Concentra Group, on the one hand, and a member of the Select Group, on the other hand, outstanding as of the Separation to be settled as of the Separation Date.

(c) The provisions of SECTION 2.03(a) and SECTION 2.03(b) shall not apply to any of the following Intercompany Agreements or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other Intercompany Agreement or Intercompany Account expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by either Party or any other member of its Group); (ii) any Intercompany Agreements that this Agreement or any Ancillary Agreement expressly contemplates will survive the Separation and (iii) any other Intercompany Agreements or Intercompany Accounts set forth on Schedule III.

(d) Each of Select and Concentra shall, and shall cause their respective Subsidiaries to, take all necessary actions to remove each member of the Concentra Group from all Cash Management Arrangements to which such member of the Concentra Group is a party, in each case prior to the close of business on the Business Day immediately prior to the Separation Date.

SECTION 2.04. Shared Contracts.

The Parties shall, and shall cause the members of their respective Groups to, use their respective reasonable best efforts to work together (and, if necessary and desirable, to work with the third party to such Shared Contract) in an effort to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (a) a member of the Concentra Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the Concentra Business (the “Concentra Portion”), which rights shall be considered Concentra’s Asset and which obligations shall be considered Concentra’s Liability, and (b) a member of the Select Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract not relating to the Concentra Business (the “Select Portion”), which rights shall be considered Select’s Asset and which obligations shall be considered Select’s Liability. If the Parties, or their respective Group members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify or replicate such Shared Contract on or prior to the Separation Date as contemplated by the previous sentence, then the Parties shall, and shall cause their respective Group members to, reasonably cooperate in any lawful arrangement to provide that, following the Separation and until the earlier of the Distribution Date and such time as the formal division, partial assignment, modification or replication of such Shared Contract as contemplated by the previous sentence is effected, a member of the Concentra Group shall receive the interest in the benefits and obligations of the Concentra Portion under such Shared Contract and a member of the Select Group shall receive the interest in the benefits and obligations of the Select Portion under such Shared Contract; provided, that if, following such Distribution Date, any such Shared Contract remains in effect and the formal division, partial assignment, modification or replication of such Shared Contract as contemplated by the previous sentence has not yet been effected, the Parties shall discuss in good faith extending any such lawful arrangement then in place. Nothing in this SECTION 2.04 shall require (x) the division, partial assignment, modification or replication of a Shared Contract unless and until any necessary Consents are obtained or made, as applicable, or (y) unless otherwise agreed by the Parties, either Party or any member of their respective Groups to pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which, if incurred following the Separation, shall be borne by Concentra (and Concentra shall promptly reimburse members of the Select Group upon request for any such expenses or fees incurred thereby)).

SECTION 2.05. Disclaimer of Representations and Warranties.

Each of Select (on behalf of itself and each other member of the Select Group) and Concentra (on behalf of itself and each other member of the Concentra Group) understands and agrees that, except as expressly set forth in this Agreement and any Ancillary Agreement or the Representation Letters, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement or any Ancillary Agreement, nor any other Person, is representing or warranting in any way as to any Assets or Liabilities transferred or assumed as contemplated hereby or thereby, as to the sufficiency of the Assets or Liabilities transferred or assumed hereby or thereby for the conduct and operations of the Concentra Business or the Select Business, as applicable, as to any Governmental Approvals or other Consents required in connection therewith or in connection with any past transfers of the Assets or assumptions of the Liabilities, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets or Liabilities of such party, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any such party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein or in any Ancillary Agreement or the Representation Letters, any such Assets are being transferred on an “as is,” “where is” basis and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest, and (b) any necessary Governmental Approvals or other Consents are not obtained or that any requirements of Laws or judgments are not complied with.

ARTICLE III

Credit Support

SECTION 3.01. Replacement of Credit Support. (a) Concentra shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Separation Date, the replacement of all surety bonds and letters of credit or similar instruments provided by or through Select or any other member of the Select Group for the benefit of Concentra or any other member of the Concentra Group (“Credit Support Instruments”) with alternate arrangements that do not require any credit support from Select or any other member of the Select Group, and shall use reasonable best efforts to obtain, with respect to each Credit Support Instrument either (x) from the beneficiaries of such Credit Support Instruments written releases (which (i) in the case of a letter of credit or bank guarantee would be effective upon surrender of the original Credit Support Instrument to the originating bank and such bank’s confirmation to Select of cancelation thereof and (ii) shall expressly release any collateral in respect of such Credit Support Instrument) indicating that Select or such other member of the Select Group will, effective upon the Separation, have no liability with respect to such Credit Support Instruments or (y) backstop credit support with respect to such Credit Support Instruments, in each case reasonably satisfactory to Select.

(b) In furtherance of SECTION 3.01(a), to the extent required to obtain a removal or release from a Credit Support Instrument, Concentra or an appropriate member of the Concentra Group shall execute an agreement substantially in the form of the existing Credit Support Instrument or such other form as is agreed to by the relevant parties to such agreement, except to the extent that such existing Credit Support Instrument contains representations, covenants or other terms or provisions (i) with which Concentra or the appropriate member of the Concentra Group would be reasonably unable to comply or (ii) which would be reasonably expected to be breached by Concentra or the appropriate member of the Concentra Group.

(c) If Concentra is unable to obtain, or to cause to be obtained, all releases from Credit Support Instruments pursuant to SECTION 3.01(a) and SECTION 3.01(b) and does not provide backstop credit support as set forth in Section 3.01(a)(y) then, on or prior to the Separation Date, (i) without limiting Concentra’s obligations under ARTICLE IV, Concentra shall, and shall cause the relevant member of the Concentra Group that has assumed the Liability with respect to such Credit Support Instrument, to indemnify and hold harmless the guarantor or obligor for any Liability arising from or relating thereto in accordance with the provisions of ARTICLE IV and to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) with respect to each such Credit Support Instrument, Concentra, on behalf of itself and the other members of the Concentra Group, agrees, except as otherwise expressly required by the terms of a contract with a third party in effect as of the Separation Date, not to renew or extend the term of, increase its obligations under or transfer to a third Person any loan, guarantee, lease, sublease, license, contract or other obligation for which Select or any other member of the Select Group is or may be liable under such Credit Support Instrument unless all obligations of Select and the other members of the Select Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Select, and (iii) with respect to each such Credit Support Instrument, Concentra shall prepare and provide, or cause to be prepared and provided, as promptly as reasonably practicable following reasonable written request by Select, to the extent reasonably necessary for Select to prepare financial statements or complete an audit or review of financial statements or an audit of internal control over financial reporting, any relevant information or data regarding the Liability with respect to such Credit Support Instrument.

SECTION 3.02. Written Notice of Credit Support Instruments. Select and Concentra shall use reasonable best efforts to provide each other with written notice of the existence of all Credit Support Instruments within a reasonable period prior to the Separation.

ARTICLE IV

Actions Pending the Separation

SECTION 4.01. Actions Prior to the Separation. Subject to the conditions specified in SECTION 4.02 and subject to SECTION 4.04, Select and Concentra shall use reasonable best efforts to effect the Separation. Such efforts shall include taking the actions specified in this SECTION 4.01.

(a) Concentra shall prepare, file with the Commission and use its reasonable best efforts to cause to become effective the IPO Registration Statement and any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(b) Select and Concentra shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Initial Public Offering.

(c) Concentra shall prepare and file, and shall use reasonable best efforts to have approved prior to the completion of the Initial Public Offering, an application for the listing of the Concentra Common Stock to be offered and sold in the Initial Public Offering on the Exchange.

(d) Prior to the Separation, Select shall have duly elected the individuals listed as members of the Concentra board of directors in the IPO Registration Statement, and such individuals shall be the members of the Concentra board of directors effective as of immediately after the Separation.

(e) Prior to the Separation, Select shall have duly appointed the individuals listed as executive officers of Concentra in the IPO Registration Statement, and such individuals shall be the executive officers of Concentra as of immediately after the Separation.

(f) Immediately prior to the Separation, the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of Concentra, each in substantially the form filed as an exhibit to the IPO Registration Statement, shall be in effect.

(g) Concentra shall enter into the Underwriting Agreement, in form and substance reasonably satisfactory to Select, and shall comply with its obligations thereunder.

(h) Concentra shall participate in the preparation of materials and presentations to the extent Select and the Underwriters deem reasonably desirable in connection with the Initial Public Offering.

(i) Select and Concentra shall, subject to SECTION 4.04, take all reasonable steps necessary and appropriate to cause the conditions set forth in SECTION 4.02 to be satisfied and to effect the Separation on the Separation Date.

SECTION 4.02. Conditions Precedent to Consummation of the Separation. The obligations of the Parties to effect the Separation shall be conditioned on the satisfaction, or waiver by Select, of the following conditions:

(a) The board of directors of Select shall have authorized and approved the Separation and not withdrawn such authorization and approval.

(b) Each Ancillary Agreement shall have been executed by each party to such agreement.

(c) The Commission shall have declared effective the IPO Registration Statement, no stop order suspending the effectiveness of the IPO Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the Commission.

(d) The Concentra Common Stock shall have been accepted for listing on the Exchange or another national securities exchange approved by Select, subject to official notice of issuance.

(e) Select shall have received (i) the Select Tax Opinions and (ii) the Transaction Ruling received by Select from the Internal Revenue Service shall remain in effective and remain valid.

(f) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the Initial Public Offering shall be in effect, and no other event shall have occurred or failed to occur that prevents the consummation of the Separation or the Initial Public Offering.

(g) No other events or developments shall have occurred prior to the Separation that, in the judgment of the board of directors of Select, would result in the Separation or the Initial Public Offering having a material adverse effect on Select or the stockholders of Select.

(h) Concentra shall have entered into the Underwriting Agreement and all conditions to the obligations of Concentra and the Underwriters thereunder shall have been satisfied or waived by the party that is entitled to the benefit thereof.

(i) The actions set forth in SECTION 4.01(d), SECTION 4.01(e) and SECTION 4.01(f) shall have been completed.

The foregoing conditions are for the sole benefit of Select and shall not give rise to or create any duty on the part of Select or the Select board of directors to waive or not waive such conditions or in any way limit the right of Select to terminate this Agreement as set forth in ARTICLE X or alter the consequences of any such termination from those specified in such ARTICLE X. Any determination made by the Select board of directors prior to the Separation concerning the satisfaction or waiver of any or all of the conditions set forth in this SECTION 4.02 shall be conclusive.

SECTION 4.03. Consideration.

As part of the Initial Public Offering in connection with the Separation, Concentra will pay SMC all of the net proceeds that Concentra will receive from the sale of shares of our common stock in the Initial Public Offering, including any net proceeds that Concentra receives as a result of any exercise of the underwriters’ option to purchase additional shares of Concentra Common Stock to cover over-allotments, in order to repay (i) a promissory note issued to SMC as a dividend in connection with the Credit Support Instruments and (ii) outstanding intercompany indebtedness.

SECTION 4.04. Sole Discretion of Select. Prior to the Separation, Select shall, in its sole and absolute discretion, determine all terms of the Separation, including the form, structure and terms of any transactions or offerings to effect the Separation and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth below, Select may at any time and from time to time until the Separation decide to abandon, modify or change any or all of the terms of the Separation, including by accelerating or delaying the timing of the consummation of all or part of the Separation.

ARTICLE V

The IPO; Distribution or Other Disposition

SECTION 5.01. The Initial Public Offering. Concentra shall consult with, and cooperate in all respects with and take all actions reasonably requested by, Select in connection with the Initial Public Offering.

SECTION 5.02. The Distribution. (a) Subject to applicable Law, Select shall, in its sole and absolute discretion, determine (i) whether and when to proceed with all or part of the Distribution and (ii) all terms of the Distribution including the form, structure and terms of any transaction(s) or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, in the event that Select determines to proceed with the Distribution, Select may, subject to applicable Law, at any time and from time to time until the completion of the Distribution abandon, modify or change any or all of the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

(b) Concentra shall cooperate with Select and any member of the Select Group to accomplish the Distribution and shall, at Select’s reasonable request, promptly take any and all actions necessary or desirable to effect the Distribution, including the registration under the Securities Act of the offering of the Concentra Common Stock on an appropriate registration form as reasonably designated by Select, the filing of any necessary documents pursuant to the Exchange Act and the filing of any necessary application or related documents with the Exchange in connection with listing the Concentra Common Stock that is the subject of such Distribution. Subject to applicable Law and contractual requirements among the Parties, Select shall select any investment bank, manager, underwriter or dealer manager in connection with the Distribution, as well as any financial printer, solicitation or exchange agent and financial, legal, accounting, tax and other advisors and service providers in connection with the Distribution. Select and Concentra, as the case may be, will provide to the exchange agent, if any, all share certificates and any information required in order to complete the Distribution.

ARTICLE VI

Mutual Releases; Indemnification

SECTION 6.01. Release of Pre-Distribution Claims. (a) Except as provided in SECTION 6.01(d) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Distribution, Concentra does hereby, for itself and each other member of the Concentra Group, their respective Affiliates, and to the extent it may legally do so, successors and assigns and all Persons who at any time on or prior to the Distribution have been shareholders, directors, officers, agents or employees of any member of the Concentra Group (in each case, in their respective capacities as such), remise, release and forever discharge Select and the other members of the Select Group, their respective successors and assigns and all Persons who at any time on or prior to the Distribution have been shareholders, directors, officers, agents or employees of any member of the Select Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities of Concentra whatsoever, whether at Law or in equity (including any right of contribution or recovery), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Distribution, the Initial Public Offering and all other activities to implement any such transactions.

(b) Except as provided in SECTION 6.01(d) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Distribution, Select does hereby, for itself and each other member of the Select Group, their respective Affiliates, and to the extent it may legally do so, successors and assigns and all Persons who at any time on or prior to the Distribution have been shareholders, directors, officers, agents or employees of any member of the Select Group (in each case, in their respective capacities as such), remise, release and forever discharge Concentra and the other members of the Concentra Group, their respective successors and assigns and all Persons who at any time on or prior to the Separation have been shareholders, directors, officers, agents or employees of any member of the Concentra Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities of Select whatsoever, whether at Law or in equity (including any right of contribution or recovery), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Distribution, the Initial Public Offering and all other activities to implement any such transactions.

(c) The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, the Parties are deemed expressly to understand and acknowledge any federal, state or non-U.S. Law or right, rule or legal principle of the State of Delaware or any other jurisdiction that may be applicable herein which provides that: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN SUCH CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY SUCH CREDITOR MUST HAVE MATERIALLY AFFECTED SUCH CREDITOR’S SETTLEMENT WITH A DEBTOR. The Parties are hereby deemed to agree that any such or similar federal, state or non-U.S. Laws or rights, rules or legal principles of the State of Delaware or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in SECTION 6.01(a) and SECTION 6.01(b).

(d) Nothing contained in SECTION 6.01(a) or SECTION 6.01(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Intercompany Agreement or Intercompany Account that is specified in SECTION 2.03(a) not to terminate as of the Separation, in each case in accordance with its terms. Nothing contained in SECTION 6.01(a) or SECTION 6.01(b) shall release:

(i) any Person from any Liability provided in or resulting from any agreement among any members of the Select Group or the Concentra Group that is specified in SECTION 2.03(c) as not to terminate as of the Separation, or any other Liability specified in such SECTION 2.03(c) as not to terminate as of the Separation;

(ii) any Person from any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Person from any Liability provided in or resulting from any other agreement or understanding that is entered into after the Distribution between one Party (or a member of such Party’s Group), on the one hand, and the other Party (or a member of such Party’s Group), on the other hand; or

(iv) any Person from any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the Parties, the members of their respective Groups or any of their respective directors, officers, employees or agents, by third Persons, which Liability shall be governed by the provisions of this ARTICLE VI or, if applicable, the appropriate provisions of the relevant Ancillary Agreement.

In addition, nothing contained in this Agreement shall release any Person from any D&O Indemnification Liabilities; provided, that Select shall indemnify members of the Concentra Group for any such D&O Indemnification Liabilities in accordance with the provisions set forth in this ARTICLE VI.

(e) Concentra shall not make, and shall not permit any other member of the Concentra Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Select or any other member of the Select Group, or any other Person released pursuant to SECTION 6.01(a), with respect to any Liabilities released pursuant to SECTION 6.01(a). Select shall not make, and shall not permit any other member of the Select Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Concentra or any other member of the Concentra Group, or any other Person released pursuant to SECTION 6.01(b), with respect to any Liabilities released pursuant to SECTION 6.01(b).

(f) It is the intent of each of Select and Concentra, by virtue of the provisions of this SECTION 6.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution, between or among Concentra or any other member of the Concentra Group, on the one hand, and Select or any other member of the Select Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution), except as set forth in SECTION 6.01(d) or elsewhere in this Agreement or in any Ancillary Agreement. At any time, at the request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

SECTION 6.02. Indemnification by Concentra. Subject to SECTION 6.04, Concentra shall indemnify, defend and hold harmless Select, each other member of the Select Group and each of their respective former and current shareholders, directors, officers, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Select Indemnitees”), from and against any and all Liabilities of the Select Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the Liabilities of Concentra, including the failure of Concentra or any other member of the Concentra Group or any other Person to pay, perform or otherwise promptly discharge any Concentra Liability in accordance with its terms;

(b) any breach by Concentra or any other member of the Concentra Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and

(c) any breach by Concentra of any of the representations and warranties made by Concentra on behalf of itself and the members of the Concentra Group in SECTION 11.01(c).

SECTION 6.03. Indemnification by Select. Subject to SECTION 6.04, Select shall indemnify, defend and hold harmless Concentra, each other member of the Concentra Group and each of their respective former and current shareholders, directors, officers, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Concentra Indemnitees”), from and against any and all Liabilities of the Concentra Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the Liabilities of Select, including the failure of Select or any other member of the Select Group or any other Person to pay, perform or otherwise promptly discharge any Select Liability in accordance with its terms;

(b) any breach by Select or any other member of the Select Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and

(c) any breach by Select of any of the representations and warranties made by Select on behalf of itself and the members of the Select Group in SECTION 11.01(c).

SECTION 6.04. Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds. (a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability or (ii) other amounts recovered from any third party that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a third party in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) No provision in this Agreement or any Ancillary Agreement is intended to relieve any Commercial Insurer of any responsibility to pay any claim, grant any insurer any subrogation rights with respect to any claim or provide any Commercial Insurer with a “wind-fall” (i.e., a benefit they would not be entitled to receive, or the reduction or elimination of an insurance coverage provision obligation that they would otherwise have, in the absence of such provision). Subject to SECTION 6.12, each member of the Select Group and the Concentra Group shall use reasonable best efforts to seek to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds and any Third-Party Proceeds to which such Person is entitled in connection with any Liability for which such Person seeks indemnification pursuant to this ARTICLE VI; provided, however, that such Person’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder. Notwithstanding the foregoing, an Indemnifying Party may not delay making an indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover any Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c) The calculation of any Indemnity Payments required by this Agreement shall be subject to Section 2.08 of the TXMA.

SECTION 6.05. Procedures for Indemnification of Third-Party Claims. If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but no later than 30 calendar days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this SECTION 6.05 shall not relieve the related Indemnifying Party of its obligations under this ARTICLE VI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice in accordance with this SECTION 6.05. Any Third-Party Claim shall be managed by Select and Concentra in accordance with the provisions of SECTION 6.12, as if such Third-Party Claim were an Action.

SECTION 6.06. Additional Matters. (a) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. The Indemnifying Party shall have a period of 30 calendar days after the receipt of such notice within which to respond thereto. If the Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement.

(b) In the event of payment by or on behalf of an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with the Indemnifying Party in a reasonable manner, and at the cost and expense of the Indemnifying Party, in prosecuting any subrogated right, defense or claim.

SECTION 6.07. Right to Contribution. (a) If any right of indemnification contained in SECTION 6.02 or SECTION 6.03 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless any Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by any Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and such Indemnitee and any other Indemnitees entitled to contribution in respect of such Liability, on the other hand, as well as any other relevant equitable considerations.

(b) Solely for purposes of determining relative fault pursuant to this SECTION 6.07: (i) any fault associated with the business conducted by Concentra or with the ownership, operation or activities of the Concentra Business prior to the Separation shall be deemed to be the fault of Concentra and the other members of the Concentra Group, and no such fault shall be deemed to be the fault of Select or any other member of the Select Group; and (ii) any fault associated with the business conducted by Select or with the ownership, operation or activities of the Select Business prior to the Separation shall be deemed to be the fault of Select and the other members of the Select Group, and no such fault shall be deemed to be the fault of Concentra or any other member of the Concentra Group.

SECTION 6.08. Remedies Cumulative. The remedies provided in this ARTICLE VI shall be cumulative and, subject to the provisions of ARTICLE X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 6.09. Survival of Indemnities. The rights and obligations of each of Select and Concentra and their respective Indemnitees under this ARTICLE VI shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities.

SECTION 6.10. Limitation on Liability. Except as may expressly be set forth in this Agreement, none of Select, Concentra or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other Select Indemnitee or Concentra Indemnitee, as applicable, under this Agreement (i) with respect to any matter to the extent that such Party seeking indemnification has engaged in any knowing violation of Law or fraud in connection therewith or (ii) for any indirect, special, punitive or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages; provided, however, that the provisions of this Section 6.10(ii) shall not limit an Indemnifying Party’s indemnification obligations hereunder with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the Select Group or the Concentra Group for any indirect, special, punitive or consequential damages.

SECTION 6.11. Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of its Group or any Person claiming on behalf of it or its Group shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any Governmental Authority, alleging that: (a) the assumption or retention of any of the Liabilities of Concentra by Concentra or any other member of the Concentra Group on the terms and conditions set forth in this Agreement or any Ancillary Agreement is void or unenforceable for any reason; (b) the assumption or retention of any Liabilities of Select by Select or any other member of the Select Group on the terms and conditions set forth in this Agreement or any Ancillary Agreement is void or unenforceable for any reason; or (c) the provisions of this ARTICLE VI are void or unenforceable for any reason.

SECTION 6.12. Management of Actions. This SECTION 6.12 shall govern the management and direction of pending and future Actions in which members of the Select Group or the Concentra Group are named as parties, but shall not alter the allocation of Liabilities set forth in ARTICLE II.

(a) Subject to the terms of the TSA, from and after the Distribution, the Concentra Group shall direct the defense or prosecution of, and otherwise manage, any (i) Actions set forth on Schedule IV and (ii) Actions (other than Actions set forth on Schedule V) that solely relate to (A) the Concentra Business or (B) activities of the Concentra Group following the Separation (such Actions in clauses (i) and (ii), “Concentra Actions”). If a member of the Select Group is named as a party or otherwise made subject to any Concentra Action, (x) Concentra and Select shall use their reasonable best efforts to have Concentra substituted for such member of the Select Group (or to otherwise cause such member of the Select Group to be removed as a party to such Concentra Action) and (y) such member of the Select Group shall not admit any liability with respect to, or settle, compromise or discharge, such Concentra Action without the prior written consent of Concentra (such consent not to be unreasonably withheld, conditioned or delayed).

(b) From and after the Separation, the Select Group shall direct the defense or prosecution of, and otherwise manage, any (i) Actions set forth on Schedule V and (ii) Actions (other than Actions set forth on Schedule IV) that solely relate to (A) the Select Business or (B) activities of the Select Group following the Separation (such Actions in clauses (i) and (ii), “Select Actions”). If a member of the Concentra Group is named as a party or otherwise made subject to any Select Action, (x) Select and Concentra shall use their reasonable best efforts to have Select substituted for such member of the Concentra Group (or to otherwise cause such member of the Concentra Group to be removed as a party to such Concentra Action) and (y) such member of the Concentra Group shall not admit any liability with respect to, or settle, compromise or discharge, such Select Action without the prior written consent of Select (such consent not to be unreasonably withheld, conditioned or delayed).

(c) No Party managing an Action pursuant to SECTION 6.12(a) or SECTION 6.12(b) shall consent to entry of any judgment or enter into any settlement of or compromise any such Action without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) if such entry of judgment, settlement or compromise (i) contains any finding or admission of any violation of Law or any violation of the rights of any Person by such other Party, (ii) would result in any non-monetary remedy or relief being imposed upon any member of such other Party’s Group (other than customary non-disclosure obligations) or (iii) to the extent such other Party (or a member of such other Party’s Group) is named as a party to such Action, does not include a full and unconditional release of such other Party (or such member of such other Party’s Group).

ARTICLE VII

Access to Information; Confidentiality

SECTION 7.01. Agreement for Exchange of Information; Archives.

(a) Except in the case of an Adversarial Action or threatened Adversarial Action, and subject to Section 7.01(c), each of Select and Concentra, on behalf of its respective Group, shall provide, or cause to be provided, to the other Party, at any time after the Separation, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) relating to time periods on or prior to the Separation in the possession or under the control of such respective Group, which Select or Concentra, or any member of its respective Group, as applicable, reasonably needs (i) to comply with reporting, disclosure, filing, notification or other requirements applicable to Select and Concentra, or any member of its respective Group, as applicable (including under applicable securities laws), by any national securities exchange or by any Governmental Authority having jurisdiction over Select or Concentra, or any member of its respective Group, as applicable, (ii) for use in any other judicial, regulatory, administrative or other Action, internal investigation or internal audit or in order to satisfy audit, accounting, regulatory, litigation, regulatory request for information or other similar requirements or (iii) to comply with its obligations under this Agreement, any Ancillary Agreement or any other contract or agreement in effect as of the Separation. The receiving Party shall use any Information received pursuant to this Section 7.01(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (i), (ii) or (iii) of the immediately preceding sentence.

(b) In the event that either Select or Concentra reasonably determines that the disclosure of any Information pursuant to SECTION 7.01(a) could be commercially detrimental, violate any Law or agreement or waive or jeopardize any attorney-client privilege or attorney work product protection, such Party shall not be required to provide access to or furnish such Information to the other Party; provided, however, that, if any access or Information is withheld by a Party pursuant to this SECTION 7.01(a), such Party shall inform the other Party as to the general nature of what is being withheld and the basis for withholding such access or Information, and both Parties shall use reasonable best efforts to permit compliance with SECTION 7.01(a), as applicable, in a manner that avoids any such harm or consequence. Both Select and Concentra intend that any provision of access to or the furnishing of Information pursuant to this SECTION 7.01 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege.

(c) Notwithstanding anything to the contrary herein, (i) neither Select nor Concentra shall be required to provide any Information to the other Party pursuant to a request made under this SECTION 7.01 to the extent such Information has already been provided to such other Party and (ii) with respect to requests for or requirements to share TXMA Records contained in the Information, any additional request or sharing protocols set forth in the TXMA shall prevail in the event of any conflict between this Agreement and the TXMA.

SECTION 7.02. Ownership of Information. The provision of Information to a requesting Party hereunder shall not be deemed, in and of itself, to transfer ownership of such Information. Except as specifically set forth herein or in the Ancillary Agreements, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.

SECTION 7.03. Record Retention. To facilitate the possible exchange of Information pursuant to this ARTICLE VII and other provisions of this Agreement, each Party shall use its reasonable best efforts to retain all Information in such Party’s possession relating to the other Party or its businesses, Assets or Liabilities, this Agreement or the Ancillary Agreements; provided, that any TXMA Records in the Information shall be retained in compliance with any additional retention protocols set forth in the TXMA and, in case of conflict, the TXMA shall prevail. For the avoidance of doubt, such policies shall be deemed to apply to any Information in a Party’s possession or control on or after the Separation Date relating to the other Party or members of its Group.

SECTION 7.04. Disclosure and Financial Reporting. Subject to the terms of the TSA and notwithstanding the termination of any Services (as defined in the TSA) under the TSA, the Parties agree that, for so long as Select is required to consolidate the results of operations and financial position of Concentra and any other members of the Concentra Group or to account for its investment in Concentra or any other member of the Concentra Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with Commission reporting requirements) or to complete a financial statement audit for any such period:

(a) Disclosure and Financial Controls. Concentra will, and will cause each other member of the Concentra Group to, maintain, as of and after the Separation Date, (i) disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15 and (ii) internal systems and procedures that provide reasonable assurance that (A) Concentra’s Financial Statements are reliable and timely prepared in accordance with GAAP and applicable Law, (B) all transactions of members of the Concentra Group are recorded as necessary to permit the preparation of Concentra’s Financial Statements, (C) the receipts and expenditures of members of the Concentra Group are authorized at the appropriate level within Concentra and (D) unauthorized use or disposition of the assets of any member of the Concentra Group that could have a material effect on Concentra’s Financial Statements is prevented or detected and communicated in a timely manner.

(b) Fiscal Year and Monthly Accounting Periods. Concentra will, and will cause each member of the Concentra Group to, maintain a fiscal year for purposes of GAAP reporting that commences and ends on the same calendar days as Select’s fiscal year commences and ends and maintain monthly accounting periods for purposes of GAAP reporting that commence and end on the same calendar days as Select’s monthly accounting periods commence and end.

(c) Financial Reporting. Concentra will, and will cause each member of the Concentra Group to, deliver to Select monthly, quarterly and annual financial reports in accordance with Select’s policies, procedures, practices and timelines with respect to the provision of financial information to Select in effect as of the Separation Date, as such policies, procedures, practices and timelines may be reasonably modified by Select from time to time, including by providing such financial reports through, and in a format compatible with, Select’s existing financial reporting system.

(d) Quarterly and Annual Financial Statements. As soon as practicable after the end of each quarterly and annual accounting period of Concentra, Concentra will deliver to Select drafts of (i) the consolidated financial statements of Concentra (and notes thereto) for such period, including applicable comparisons to prior periods, all in reasonable detail and prepared in accordance with Regulation S-X and GAAP and (ii) a discussion and analysis by management of the Concentra Group’s financial condition and results of operations for such period, including an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Items 303(a) and 305 of Regulation S-K (the information set forth in clauses (i) and (ii), the “Financial Statements”). From and after the delivery of such draft Financial Statements, Concentra shall deliver to Select all revisions to such drafts as and when such revisions are made. No later than one (1) Business Day prior to the date Concentra publicly files any Financial Statements with the Commission or otherwise makes such Financial Statements publicly available, Concentra will deliver to Select the final form of such Financial Statements; provided, however, that Select may continue to revise such Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes so long as such corrections and changes are delivered to Select by Concentra as soon as practicable, and in any event within eight (8) hours of the making thereof; provided, further, that financial representatives of Select and Concentra, respectively, will actively consult with each other regarding any changes that Concentra considers making to the Financial Statements and related disclosures during the period after delivery of the final form of Financial Statements pursuant to this sentence. Notwithstanding anything to the contrary in this SECTION 7.04(d), Select and Concentra will use reasonable best efforts to ensure that its Financial Statements for any fiscal period, unless otherwise required by applicable Law.

(e) Concentra Reports Generally. Concentra shall, and shall cause each other member of the Concentra Group that files information with the Commission to, deliver to Select drafts, as soon as the same are prepared, of (i) all releases, reports, notices and proxy and information statements to be sent or made available by any such member of the Concentra Group to its security holders or the public, (ii) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including reports on Forms 10-K, 10-Q and 8-K and annual reports to shareholders) and (iii) all registration statements and prospectuses to be filed by any such member of the Concentra Group with the Commission or any securities exchange (the documents identified in clauses (i), (ii) and (iii), the “Concentra Public Documents”). From and after the delivery of such draft Concentra Public Documents, Concentra shall, and shall cause each such other member of the Concentra Group to, deliver to Select all material revisions to such drafts as and when such revisions are made. No later than five (5) Business Days (or, with respect to reports on Form 8-K, no later than one (1) Business Day) prior to the earliest of the dates the same are printed, sent or filed, Concentra shall, and shall cause each such other member of the Concentra Group to, deliver to Select substantially final drafts of Concentra Public Documents; provided, however, that Concentra may continue to revise such Concentra Public Documents prior to the filing thereof so long as any such revisions are delivered to Select by Concentra as soon as practicable, and in any event within eight (8) hours of the making thereof; provided, further, that financial representatives of Select and Concentra, respectively, will actively consult with each other regarding any changes that Concentra considers making to the Concentra Public Documents and related disclosures during the period prior to any anticipated filing with the Commission.

(f) Budgets and Financial Projections. Concentra will deliver to Select periodic budgets and financial projections relating to Concentra on a consolidated basis in accordance with Select’s policies, procedures, practices and timelines with respect to the preparation of budgets and financial projections in effect as of the Separation Date, as such policies, procedures, practices and timelines may be reasonably modified by Select from time to time. Concentra will provide Select an opportunity to meet with management of Concentra to discuss such budgets and projections.

(g) Additional Information. Concentra shall promptly deliver to Select any financial and other information and data with respect to the Concentra Group and its business, properties, financial position, results of operations and prospects as is reasonably requested by Select in connection with the preparation of Select’s annual and quarterly financial statements and reports.

(h) Earnings Releases and Financial Guidance. Concentra and Select will consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to the Concentra Group and to comment thereon. Select and Concentra will use their reasonable best efforts to issue their respective annual and quarterly earnings releases, and to hold any related conference calls. No later than three (3) Business Days prior to the date that Concentra intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, Concentra will deliver to Select copies of drafts of all related press releases, investor presentations and other statements to be made available to Concentra’s employees or to the public; provided, that Concentra shall also deliver substantially final drafts of any such materials at least one (1) Business Day prior to the issuance thereof, and shall consult with Select regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts.

(i) Cooperation on Select Filings. Concentra will cooperate fully with Select to the extent reasonably requested by Select in the preparation of (A) all releases, reports, notices and proxy and information statements to be sent or made available by any member of the Select Group to its security holders or the public, (B) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including reports on Forms 10-K, 10-Q and 8-K and annual reports to shareholders) and (C) all registration statements and prospectuses to be filed by any member of the Select Group with the Commission or any securities exchange (the documents identified in clauses (A), (B) and (C), the “Select Public Documents”). Concentra agrees to provide to Select all information that Select reasonably requests in connection with any Select Public Documents or that, in the judgment of Select’s counsel, is required to be disclosed or incorporated by reference therein under applicable Law. Concentra will provide such information in a timely manner on the dates reasonably requested by Select (which may be earlier than the dates on which Concentra otherwise would be required to have such information available) to enable Select to prepare, print and release all Select Public Documents on such dates as Select may determine. Concentra will use its reasonable best efforts to cause the Concentra Auditors to consent to any reference to them as experts in any Select Public Documents required under applicable Law. If and to the extent requested by Select, Concentra will diligently and promptly review all drafts of such Select Public Documents and prepare in a diligent and timely fashion any portion of such Select Public Documents pertaining to Concentra. Prior to any printing or public release of any Select Public Document, an appropriate executive officer of Concentra will, if requested by Select, certify that the information relating to any member of the Concentra Group or the Concentra Business in such Select Public Document is accurate, true, complete and correct in all material respects. Unless otherwise required by applicable Law, Concentra will not publicly release any financial or other information that conflicts with the information with respect to any member of the Concentra Group or the Concentra Business that is included in any Select Public Document without Select’s prior written consent. Prior to the release or filing thereof, Select will provide Concentra with a draft of any portion of a Select Public Document containing information relating to the Concentra Group and will give Concentra an opportunity to review such information and comment thereon; provided that Select will determine in its sole and absolute discretion the final form and content of all Select Public Documents.

(j) Selection of Concentra Auditors. Unless required by Law, Concentra will not select an accounting firm other than PricewaterhouseCoopers LLP (or its affiliate accounting firms) (unless so directed by Select in accordance with a change by Select in its accounting firm) to serve as its independent certified public accountants (“Concentra Auditors”) without Select’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(k) Information Needed by Auditors. Concentra shall provide all required financial information with respect to the Concentra Group to the Concentra Auditors in a sufficient and reasonable time and in sufficient detail to permit the Concentra Auditors to take all steps and provide all reviews necessary to provide sufficient assistance to the Select Auditors with respect to information to be included or contained in Select’s annual and quarterly financial statements.

(l) Access to Concentra Auditors. Concentra will authorize the Concentra Auditors to make available to the Select Auditors both the personnel who performed, or are performing, the annual audit and quarterly reviews of Concentra and work papers related to the annual audit and quarterly reviews of Concentra, in all cases within a reasonable time prior to the Concentra Auditors’ opinion date, so that the Select Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Concentra Auditors as it relates to the Select Auditors’ report on Select’s financial statements, all within sufficient time to enable Select to meet its timetable for the printing, filing and public dissemination of Select’s annual financial statements.

(m) Access to Records. If Select determines in good faith that there may be some inaccuracy in the financial statements of a member of the Concentra Group or a deficiency or inadequacy in the internal accounting controls or operations of a member of the Concentra Group that could materially impact Select’s financial statements, at Select’s request, Concentra will provide the Select Auditors and Select’s other representatives with access to the Concentra Group’s books and records so that Select may conduct reasonable audits relating to the financial statements provided by Concentra under this Agreement as well as to the internal accounting controls and operations of the Concentra Group.

(n) Notice of Changes. Concentra will give Select as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, Concentra’s accounting estimates or accounting principles from those in effect on the Separation Date. Concentra will consult with Select and, if requested by Select, Concentra will consult with the Select Auditors with respect thereto. Unless otherwise required by applicable Law, Concentra will not make any such determination or changes without Select’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in financial statements for Concentra or Select, respectively, as filed with the Commission or otherwise publicly disclosed therein.

(o) Special Reports of Deficiencies or Violations. Concentra will report in reasonable detail to Select the following events or circumstances promptly after any executive officer of Concentra or any member of the board of directors of Concentra becomes aware of such matter: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Concentra’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Concentra’s internal controls over financial reporting, (iii) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act, (iv) any report of a material violation of Law that an attorney representing any member of the Concentra Group has formally made to any officers or directors of Concentra pursuant to the SEC’s attorney conduct rules and (v) the occurrence of any event following a reporting period that would reasonably be expected to be required by GAAP to be disclosed as a subsequent event in the consolidated financial statements of Select or Concentra.

(p) Certifications. In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the Commission) of Select to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, Concentra shall, within a reasonable period of time following a request from Select in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide Select with certifications of such officers, in a form reasonably acceptable to Select, in support of the certifications of Select’s principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to each Quarterly Report on Form 10-Q and Annual Report on Form 10-K of Select for which Select is required by Law to consolidate the financial results or financial position of Concentra and any other members of the Concentra Group in its financial statements (either on a consolidation or equity accounting basis, determined in accordance with GAAP and consistent with Commission reporting requirements) or complete a financial statement audit for any period during which the financial results or financial position of the Concentra Group were consolidated with those of Select.

SECTION 7.05. No Liability. Neither Select nor Concentra shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Person. Neither Select nor Concentra shall have any Liability to the other Party hereunder if any Information is destroyed after reasonable best efforts by Concentra or Select, as applicable, to comply with the provisions of SECTION 7.03.

SECTION 7.06. Production of Witnesses; Records; Cooperation. (a) Without limiting any of the rights or obligations or the Parties pursuant to SECTION 7.01 or SECTION 7.03, after the Separation Date, except in the case of an Adversarial Action or threatened or contemplated Adversarial Action, each of Select and Concentra shall use their reasonable best efforts to make available, upon written request, (i) the former, current and future directors, officers, employees, other personnel and agents of the Persons in its respective Group (whether as witnesses or otherwise) and (ii) any books, records or other documents within its control or that it otherwise has the ability to make available, in each case, to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action, threatened or contemplated Action or internal investigation or internal audit (including preparation for any such Action, investigation or audit) in which Select or Concentra or any Person in its Group, as applicable, may from time to time be involved, regardless of whether such Action, threatened or contemplated Action or internal investigation or internal audit is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b) Without limiting the foregoing, Select and Concentra shall use their reasonable best efforts to cooperate and consult with each other to the extent reasonably necessary with respect to any Actions, threatened or contemplated Actions or internal investigations or internal audits (including in connection with preparation for any such Action, investigation or audit), other than an Adversarial Action or threatened or contemplated Adversarial Action.

(c) The obligation of Select and Concentra to use reasonable best efforts to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts pursuant to this SECTION 7.06 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict (other than in the case of any Adversarial Action or threatened or contemplated Adversarial Action).

SECTION 7.07. Privileged Matters. The Parties recognize that legal and other professional services that have been and will be provided prior to the Separation (whether by outside counsel, in-house counsel or other legal professionals) have been and will be rendered for the collective benefit of each of the members of the Select Group and the Concentra Group, and that each of the members of the Select Group and the Concentra Group shall be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Separation, which services will be rendered solely for the benefit of the Select Group or the Concentra Group, as the case may be.

(a) The Parties agree as follows:

(i) Select shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to the Select Business and not to the Concentra Business, whether or not the privileged Information is in the possession or under the control of any member of the Select Group or any member of the Concentra Group. Select shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any Select Business and not any Concentra Business in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Select Group or any member of the Concentra Group; and

(ii) Concentra shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to the Concentra Business and not to the Select Business, whether or not the privileged Information is in the possession or under the control of any member of the Concentra Group or any member of the Select Group. Concentra shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to Concentra Business and not Select Business in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Concentra Group or any member of the Concentra Group.

(b) Subject to the remaining provisions of this SECTION 7.07, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to SECTION 7.07(b) in connection with any Actions or threatened or contemplated Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement. Upon the reasonable request of Select or Concentra, in connection with any Action or threatened or contemplated Action contemplated by this ARTICLE VII, other than any Adversarial Action or threatened or contemplated Adversarial Action, Select and Concentra will enter into a mutually acceptable common interest agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.

(c) If any dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party and the members of its Group and (iii) not unreasonably withhold, delay or condition consent to any request for waiver by the other Party.

(d) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request (or of written notice that it will or has received such subpoena, discovery or other request) that may reasonably be expected to result in the production or disclosure of privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge or becomes aware that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests (or have received written notice that they will or have received such subpoena, discovery or other requests) that may reasonably be expected to result in the production or disclosure of such privileged Information, such Party shall promptly notify the other Party of the existence of any such subpoena, discovery or other request and shall provide the other Party a reasonable opportunity to review the privileged Information and to assert any rights it or they may have under this SECTION 7.07 or otherwise, to prevent the production or disclosure of such privileged Information; provided that if such Party is prohibited by applicable Law from disclosing the existence of such subpoena, discovery or other request, such Party shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and use reasonable best efforts to inform the other Party of any related information such Party reasonably determines is necessary or appropriate for the other Party to be informed of to enable the other Party to review the privileged Information and to assert its rights, under this SECTION 7.07 or otherwise, to prevent the production or disclosure of such privileged Information.

(e) The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that (i) the exchange by one Party to the other Party of any Information that should not have been exchanged pursuant to the terms of SECTION 7.08 shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such privileged Information and (ii) the Party receiving such privileged Information shall promptly return such privileged Information to the Party who has the right to assert the privilege or immunity.

SECTION 7.08. Confidential Information. (a) Each of Select and Concentra, on behalf of itself and each Person in its respective Group, agrees to hold, and cause its and their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, not release or disclose, and protect, with at least the same degree of care, but no less than a reasonable degree of care, that Select applies to its own confidential and proprietary information pursuant to policies in effect immediately prior to the Separation Date, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Separation) or furnished by the other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of any member of the Select Group or the Concentra Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by any member of the Select Group or the Concentra Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel or other advisors or representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any member of the Select Group or the Concentra Group, as applicable, (iii) independently generated without reference to any proprietary or confidential Information of the Select Group or the Concentra Group, as applicable, or (iv) required to be disclosed by Law; provided, however, that the Person required to disclose such Information pursuant to this clause (iv) gives the applicable Person prompt, and to the extent reasonably practicable and legally permissible, prior notice of such disclosure and an opportunity to contest such disclosure and shall use reasonable best efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall use reasonable best efforts to ensure that confidential treatment is accorded such Information. Notwithstanding the foregoing, each of Select and Concentra may release or disclose, or permit to be released or disclosed, any such Information concerning the other Group (x) to the members of its Group and its and their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information), and (y) prior to the Separation Date, to any nationally recognized statistical rating organization as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities or other debt instruments upon normal terms and conditions; provided, however, that the Party whose Information is being disclosed or released to such rating organization is promptly notified thereof.

(b) Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each of Select and Concentra will, reasonably promptly after the request of the other Party, either return all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such Information, other than, in each case, any such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database) pursuant to automatic or routine backup or storage procedures.

ARTICLE VIII

Insurance

SECTION 8.01. Coverage After the Separation. To the extent that Concentra does not have Concentra Commercial Insurance Policies in effect prior to the Separation, it is the responsibility of the Concentra Group to obtain continuing insurance coverage for the Assets of the Concentra Group and for the Liabilities of the Concentra Group accruing after the Separation. Select shall provide, and shall cause the other members of the Select Group to provide, such cooperation as is reasonably requested by Concentra in order for Concentra to have in effect after the Separation such new insurance policies and programs as Concentra deems reasonably appropriate. Notwithstanding the foregoing, the Concentra Group shall not be required to obtain Cyber Liability and Fiduciary Liability insurance liability insurance until on or before the Distribution Date.

SECTION 8.02. No Assignment of Entire Insurance Policies. This Agreement shall not be considered an attempted assignment of any policy of insurance in its entirety, nor is it considered to be itself a contract of insurance, and further this Agreement shall not be construed to waive any right or remedy of any member of the Select Group under or with respect to any Commercial Insurance Policy or any other contract or policy of insurance.

SECTION 8.03. Director and Officer Liability Insurance. (a) Until the Separation, Select shall maintain directors and officers liability insurance policies or fiduciary liability insurance policies (collectively, “D&O Insurance Policies”) for officers and directors of the Concentra Group to the extent commercially available and at premiums not materially different than the coverage in effect as of the date hereof, and shall not take any action that would adversely and disproportionately affect the coverage available to officers and directors of the Concentra Group for D&O Indemnification Liabilities as compared to the officers and directors of the Select Group.

(b) On and after the Separation, to the extent that any claims have been duly reported before the Separation or are otherwise covered under the D&O Insurance Policies maintained by members of the Select Group, Select shall not, and shall cause the members of the Select Group not to, take any action intended to limit the coverage of the individuals who acted as directors or officers of Concentra (or other members of the Concentra Group) prior to the Separation for D&O Indemnification Liabilities under any D&O Insurance Policies maintained by the members of the Select Group. On and after the Separation, Select shall, and shall cause the other members of the Select Group to, reasonably cooperate with the individuals who acted as directors and officers of Concentra (or other members of the Concentra Group) prior to the Separation in their pursuit of any coverage claims under such D&O Insurance Policies for D&O Indemnification Liabilities which could inure to the benefit of such individuals. Concentra acknowledges that it is the responsibility of the Concentra Group to obtain continuing insurance coverage for the directors and officers of the members of the Concentra Group for Liabilities accruing after the Separation.

ARTICLE IX

Further Assurances and Additional Covenants

SECTION 9.01. Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, subject to SECTION 4.04 and SECTION 5.02(a), use reasonable best efforts, prior to, on and after the Separation Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, prior to, on and after the Separation Date, each Party shall cooperate with the other Party (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all Conveyancing and Assumption Instruments as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all Governmental Approvals or other Consents required by Law or otherwise necessary or advisable under any ruling, judgment, Permit, agreement, indenture or other instrument, (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Separation, the Initial Public Offering, the Distribution or to conduct the Concentra Business or the Select Business, as each was conducted as of the Separation Date, from and after the Separation Date and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and any transfers of Assets or assignments and assumptions of Liabilities hereunder and the other transactions contemplated hereby; provided, that neither Party nor any member of its Group shall be required to pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or submit any such Governmental Approval or Consent.

(c) On or prior to the Separation Date, Select and Concentra, in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Concentra or any other Subsidiary of Select, as the case may be, to effectuate the transactions contemplated by this Agreement.

(d) Prior to the Distribution Date, Concentra will not, without the prior written consent of Select (which it may withhold in its sole and absolute discretion), issue (i) any shares of Concentra Voting Stock or any rights, warrants or options to acquire Concentra Voting Stock (including, without limitation, securities convertible into or exchangeable for Concentra Voting Stock) or (ii) any share of Concentra Non-Voting Stock; provided that, regardless of whether or not Select shall have consented thereto, in no case shall any such issuance (after giving effect to such issuance and considering all the shares of Concentra Voting Stock or Concentra Non-Voting Stock acquirable pursuant to any rights, warrants and options that may be outstanding on the date of such issuance (whether or not then exercisable)), result in Select owning directly or indirectly less than the number of shares necessary to (x) constitute control of Concentra within the meaning of Section 368(c) of the Code or (y) meet the stock-ownership requirements described in Section 1504(a)(2) of the Code (in each case, if the number 80.1% were substituted for the number 80 each time it appears in such Sections).

ARTICLE X

Termination

SECTION 10.01. Termination. This Agreement may be terminated by Select at any time, in its sole discretion, prior to the Separation.

SECTION 10.02. Effect of Termination. In the event of any termination of this Agreement prior to the Separation, neither Party (nor any of its directors or officers) shall have any Liability or further obligation to the other Party under this Agreement or the Ancillary Agreements.

ARTICLE XI

Miscellaneous

SECTION 11.01. Counterparts; Entire Agreement; Corporate Power. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

(b) This Agreement, the Ancillary Agreements and the Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. Notwithstanding any other provisions in this Agreement to the contrary, it is the intention of the Parties that this Agreement shall be consistent with the terms of the Ancillary Agreements. If there is a conflict between any provision of this Agreement and any specific provision of an applicable Ancillary Agreement, such Ancillary Agreement shall control; provided that with respect to any Conveyancing and Assumption Instrument, this Agreement shall control unless specifically stated otherwise in such Conveyancing and Assumption Instrument.

(c) Select represents on behalf of itself and each other member of the Select Group, and Concentra represents on behalf of itself and each other member of the Concentra Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Separation Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

SECTION 11.02. Governing Law; Dispute Resolution; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

(b) Unless otherwise set forth in this Agreement, in the event of any dispute arising under this Agreement between the Parties (a “Dispute”), either Party may refer such Dispute to the respective senior officers of such Parties by delivering written notice of such Dispute to the other Party (a “Negotiation Notice”). Upon delivery of a Negotiation Notice, each Party shall attempt in good faith to resolve such Dispute by negotiation among their respective senior officers who hold, at a minimum, the title of Executive Vice President and who have authority to settle such Dispute.

(c) If the Parties are unable to resolve any Dispute within 30 calendar days of the delivery of a Negotiation Notice, then either Party shall have the right to initiate non-binding mediation by delivering written notice to the other Party (a “Mediation Notice”). Upon delivery of a Mediation Notice, the applicable Dispute shall be promptly submitted for non-binding mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (the “Mediation Rules”), and the Parties shall participate in such mediation in good faith for a period of 30 calendar days or such longer period as the Parties may mutually agree in writing (the “Mediation Period”). In connection with such mediation, the Parties shall cooperate with each other and the American Arbitration Association in selecting a neutral mediator with relevant industry experience and in scheduling the mediation proceedings; provided, that, if the Parties are unable to agree on a neutral mediator within 10 calendar days of the delivery of a Mediation Notice, the Parties shall cause the American Arbitration Association to select and appoint a neutral mediator on the Parties’ behalf in accordance with the Mediation Rules. The Parties agree to bear equally the costs of any mediation, including any fees or expenses of the applicable mediator; provided, that each Party shall bear its own costs in connection with participating in such mediation.

(d) If the Parties are unable to resolve any Dispute via negotiation or mediation in accordance with SECTION 11.02(b) and SECTION 11.02(c), then, following the Mediation Period, either Party may commence litigation in a court of competent jurisdiction pursuant to SECTION 11.02(e). For the avoidance of doubt, except as set forth in SECTION 11.02(f), neither Party may commence litigation with respect to a Dispute until and unless the Parties first fail to resolve such Dispute via negotiation and mediation in accordance with SECTION 11.02(b) and SECTION 11.02(c).

(e) Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware finds it lacks subject matter jurisdiction, the federal court of the United States sitting in Delaware or, if (and only if) the federal court of the United States sitting in Delaware finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware, and appellate courts thereof, over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

(f) Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction, at any time, in order to prevent immediate and irreparable injury, loss or damage on a provisional basis, pending the resolution of any dispute hereunder, including under SECTION 11.02(b) or SECTION 11.02(c) hereof.

SECTION 11.03. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets, or (b) the sale of all or substantially all of such Party’s Assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this SECTION 11.03 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

SECTION 11.04. Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Select Indemnitee or Concentra Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 11.05. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth Business Day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Select, to:

c/o Select Medical Corporation
4714 Gettysburg Road
Mechanicsburg, PA 17088
Attention:	Michael E. Tarvin, Esq.
Facsimile:	(717) 412-9142
Email:	mtarvin@selectmedical.com

with a copy (which shall not constitute notice) to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention:	Stephen M. Leitzell, Esq.
Anna Tomcyzk, Esq.
Fascsimile:	(215) 994-2222
Email:	stephen.leitzell@dechert.com
anna.tomcyzk@dechert.com

If to Concentra, to:

Concentra Group Holdings Parent, Inc.
5080 Spectrum Drive,
Suite 1200W,
Addison, TX 75001
Attention:	General Counsel

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

SECTION 11.06. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

SECTION 11.07. Publicity. Each of Select and Concentra shall consult with the other, and shall, subject to the requirements of SECTION 7.08, provide the other Party the opportunity to review and comment upon, any press releases or other public statements in connection with the Separation, the Initial Public Offering, the Distribution or any of the other transactions contemplated hereby and any filings with any Governmental Authority or national securities exchange with respect thereto, in each case prior to the issuance or filing thereof, as applicable (including the IPO Registration Statement, the Parties’ respective Current Reports on Form 8-K to be filed on the Distribution Date, the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, the Parties’ respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Distribution Report”)). Each Party’s aforementioned obligations in this SECTION 11.07 shall terminate on the date on which such Party’s First Post-Distribution Report is filed with the Commission. Notwithstanding the foregoing, the Parties agree that immediately following the Separation, Select shall publish a statement regarding the transactions contemplated by this Agreement on its website located at selectmedical.com and on its primary social media channels (the wording of the statement in each case to be mutually agreed upon by the Parties), and Select further agrees that it shall maintain the approved statement on selectmedical.com for a period of time following the Separation, the duration of such period to be mutually agreed upon by the Parties.

SECTION 11.08. Expenses.

(a) Except as expressly set forth in this Agreement or in any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, (i) Select shall bear and pay all Transaction Expenses incurred at or prior to the Separation and (ii) Concentra shall bear and pay all Transaction Expenses incurred after the Separation; provided, that, notwithstanding this clause (ii), Select shall bear and pay (A) any Transaction Expenses that are primarily related to the stand-up of members of the Select Group and (B) any Transaction Expenses incurred in connection with services expressly requested by Select in writing following the Separation.

(b) If any Party (or a member of its Group) actually pays any Transaction Expenses (such Party, the “Actual Payor”) that were required to have been borne and paid by the other Party pursuant to this SECTION 11.08or otherwise (such other Party, the “Required Payor”), the Actual Payor may invoice the Required Payor for the amount of such Transaction Expenses on a quarterly basis (which such invoice shall include reasonable documentation of the amount of such Transaction Expenses), and the Required Payor shall be required to pay such amount to the Actual Payor within 45 days after receipt of such invoice. Any payment not received by the Actual Payor by such date and not otherwise the subject of a good faith dispute shall be subject to a late payment interest charge using the 1-month term secured overnight financing rate (Term SOFR), determined as of such date, plus 0.5%; provided that in the event of any good faith dispute, interest shall not be due on that part of the invoice subject to dispute until after settlement or other resolution of such dispute; provided, further, that a resolution in favor of the Required Payor shall not result in the incurrence of any late-payment interest charges.

SECTION 11.09. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.10. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the liabilities for the breach of any obligations in this Agreement shall survive the Separation, the Initial Public Offering and any Distribution, as applicable, and shall remain in full force and effect.

SECTION 11.11. Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 11.12. Specific Performance. Subject to SECTION 4.04 and SECTION 5.02(a), in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

SECTION 11.13. No Admission of Liability. The allocation of Assets and Liabilities herein is solely for the purpose of allocating such Assets and Liabilities between Select and the other members of the Select Group, on the one hand, and Concentra and the other members of the Concentra Group, on the other hand, and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party.

SECTION 11.14. Amendments; Waivers. No provisions of this Agreement shall be deemed amended, supplemented or modified by any Party, unless such amendment, supplement or modification is in writing and signed by an authorized representative of each Party, and no waiver of any provisions of this Agreement shall be effective unless in writing and signed by an authorized representative of the Party sought to be bound by such waiver.

SECTION 11.15. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement or to any Ancillary Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement or the Ancillary Agreement to which such Schedule is attached, as applicable. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall be construed to refer to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications as set forth herein). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The words “will” and “shall” shall be interpreted to have the same meaning.

SECTION 11.16. Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.16.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

SELECT MEDICAL CORPORATION,

by

Name

CONCENTRA GROUP HOLDINGS PARENT, INC.,

by

Name